Exhibit 3.1

PUBLIC STORAGE

ARTICLES OF AMENDMENT OF DECLARATION OF TRUST

Public Storage, a Maryland real estate investment trust formed under the Maryland REIT Law (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article VIII, Section 8.2(b) of the Trust’s declaration of trust (the “Declaration of Trust”) is hereby amended and restated in its entirety to read as follows:

(b) Each outstanding share entitled to vote, regardless of class, shall be entitled to one vote on all matters presented to shareholders for a vote, including with respect to the election of Trustees. No shareholder shall be entitled to cumulate votes (i.e., cast for any one or more nominees a number of votes greater than the number of votes which such shareholder normally is entitled to cast).

SECOND: This amendment to the Declaration of Trust (“Amendment”) has been duly advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.

THIRD: The undersigned acknowledges this Amendment to be the corporate act of the Trust, and, as to all matters or facts required to be verified under oath, that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused this Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Senior Vice President, Chief Legal Officer and Corporate Secretary on this 28th day of April, 2021.

ATTEST:	PUBLIC STORAGE

/s/ Nathaniel A. Vitan	/s/ Joseph D. Russell, Jr.
Nathaniel A. Vitan Senior Vice President, Chief Legal Officer and Corporate Secretary	Joseph D. Russell, Jr. President and Chief Executive Officer